Exhibit 99.1

Editorial Contact:	Investor Contact:
Document Sciences Corporation	Document Sciences Corporation
Todd Schmidt 760-602-1400	Leslie Weller 760-602-1400
tschmidt@docscience.com	lweller@docscience.com

DOCUMENT SCIENCES ANNOUNCES RECORD QUARTERLY REVENUE
License revenues rose by 46% in the second quarter

Carlsbad, CA - August 3, 2007 - Document Sciences Corporation (Nasdaq: DOCX - news), a global leader in providing customer communications management solutions, today reported revenues of $11.2 million for the quarter ended June 30, 2007, a record for the company and an increase of 32% over revenues of $8.5 million for the quarter ended June 30, 2006. Net income for the quarter ended June 30, 2007, was $738,000 compared with net income of $144,000 for the quarter ended June 30, 2006. Net income per share for the quarter ended June 30, 2007, was $0.14 based on 5,244,968 diluted shares outstanding, compared with net income per share of $0.03, based on 5,372,663 diluted shares outstanding for the quarter ended June 30, 2006.

For the six months ended June 30, 2007, revenues were $19.4million, compared with revenues of $16.2 million for the same period in 2006, representing an increase of 19%. For the six months ending June 30, 2007, the company reported a net loss of $799,000, or $0.19 per share based on 4,285,330 shares outstanding, compared with a net loss of $315,000, or $0.07 per share based on 4,235,085 shares outstanding, for the six months ending June 30, 2006.

Jack McGannon, Document Sciences’ President and CEO, stated that “we are pleased with the second quarter revenues, which were $2.4 million higher than any previous quarter in the company’s history and represented the twelfth consecutive quarter of year-over-year revenue growth. Importantly, we achieved record quarterly results for both of our revenue components, License Fees and Services & Other. License revenues were up an impressive 46% over the second quarter of 2006 while Services & Other revenues increased by 8%. The growth in revenues enabled us to generate a significant profit in the quarter, and our plan envisions profitability for the second half of the year as well.”

McGannon added that “the quarter’s result reflects a return on the investment that we have made in Sales & Marketing to bolster our go-to-market capacity and validates our plan to grow to over $50 million of revenue in 2008. Acknowledging the competitive strength of our xPression technology suite, late in 2006, we began to grow our sales force, particularly in North America, and augmented this expansion with additional marketing outlays. Given the relatively long sales cycles of enterprise software, we are now enjoying the benefits of these expenditures.”

Included in expenses for the three and six months ended June 30, 2007 are $153,000 and $290,000, respectively, of stock-based compensation expenses, compared to $122,000 and $209,000 for the three and six months ended June 30, 2006.

About Document Sciences

Document Sciences is a market-leading global provider of customer communications management solutions. Our award-winning xPression software suite enables organizations to automate the creation and delivery of well-designed, highly personalized communications -- from customized marketing collaterals, contracts and policies to high-volume relationship statements and correspondence. More than 500 content-driven organizations worldwide, including over 60 FORTUNE Global 500 companies, use Document Sciences' solutions to reduce development costs by up to 90%, improve time-to-revenue by as much as 75%, and enhance the overall customer experience with highly effective 1:1 communications. Based in Carlsbad, California, with award-winning offshore services operations in Beijing, China and offices across the U.S., in London and Sydney, Document Sciences also markets its products in Europe, Australia, Canada, New Zealand, Latin America, Asia and Africa. For more information about Document Sciences Corporation, call 888.4.DOC.SCI or visit www.docscience.com.

This press release may contain "forward-looking" statements about possible or assumed future results of our financial condition, operations, plans, objectives and performance. You can identify these statements by the fact that they use words such as "believe," "expect," "anticipate," "estimate," "project," "intend," "plan" or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in these forward-looking statements. Some of these events or factors include the following: (i) national, international, regional and local economic, competitive and regulatory conditions and developments; (ii) the market for dynamic content publishing software; (iii) market acceptance of enhancements to our existing products and introduction of new products; (iv) continued profitability of our professional services; (v) maintaining our relationships with Xerox Corporation and our other distribution partners and/or other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2006. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.

DOCUMENT SCIENCES CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$870,407	$5,657,380
Short-term investments	1,496,719	1,437,214
Accounts receivable, net	8,887,488	7,316,100
Other current assets	1,964,372	1,888,203
Total current assets	13,218,986	16,298,897
Property and equipment, net	824,690	725,029
Software development costs, net	270,226	746,282
Goodwill, net	4,794,470	4,495,192
Purchased intangible assets-net	383,333	---
Total assets	$19,491,975	$22,265,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$764,395	$342,103
Accrued compensation	2,034,170	2,169,320
Other accrued liabilities	690,686	615,195
Deferred revenue	12,956,910	12,936,570
Total current liabilities	16,446,161	16,063,188

Obligations under capital leases	---	6,699

STOCKHOLDERS' EQUITY
Common stock, $.001 par value	4,424	4,424
Treasury stock	(3,349,416)	(362,889)
Additional paid-in capital	14,715,766	14,079,885
Accumulated comprehensive loss	(11)	302
Retained deficit	(8,324,949)	(7,526,209)
Total stockholders’ equity	3,045,814	6,195,513
Total liabilities and stockholders’ equity	$19,491,975	$22,265,400

DOCUMENT SCIENCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June30,		June30,
	2007	2006	2007	2006
Revenues:
License fees	$7,860,457	$5,382,716	$13,103,023	$10,733,485
Services and other	3,323,890	3,076,578	6,282,661	5,510,732
Total revenues	11,184,347	8,459,294	19,385,684	16,244,217
Cost of revenues:
License fees	1,124,473	1,040,640	2,227,259	2,219,235
Services and other	2,638,296	2,411,821	5,301,678	4,991,027
Total cost of revenues	3,762,769	3,452,461	7,528,937	7,210,262
Gross margin	7,421,578	5,006,833	11,856,747	9,033,955
Operating expenses:
Research and development	1,797,777	1,472,422	3,647,909	2,765,798
Selling and marketing	3,627,894	2,388,548	6,652,371	4,717,122
General and administrative	1,300,853	1,048,768	2,456,396	1,969,098
Total operating expenses	6,726,524	4,909,738	12,756,676	9,452,018
Income (loss) from operations	695,054	97,095	(899,929)	(418,063)
Interest and other income, net	60,013	49,465	145,860	108,859
Income (loss) before income taxes	755,067	146,560	(754,069)	(309,204)
Provision for income taxes	16,813	2,351	44,671	5,385
Net income (loss)	$738,254	$144,209	$(798,740)	$(314,589)

Net income (loss) per share - basic	$0.17	$0.03	$(0.19)	$(0.07)
Weighted average shares used in basic calculation	4,299,376	4,250,625	4,285,330	4,235,085
Net income (loss) per share - diluted	$0.14	$0.03	$(0.19)	$(0.07)
Weighted average shares used in diluted calculation	5,244,968	5,372,663	4,285,330	4,235,085